[JIMMY C.H. CHEUGN & CO. LETTERHEAD]

June 22, 2005

To:         Securities and Exchange Commission
            Washington, D.C. 20549 - 0405

Re:         Secured Data, Inc.,
            Form 8-K/A
            Filed June 17, 2005

Dear Sirs,

We have reviewed the disclosures made by Secured Data , Inc. in its amended 8-K filed June 22, 2005 and we agree with the statements made by the Company therein.

/s/ Jimmy C.H. Cheung & Co.

Jimmy C.H. Cheung & Co., C.P.A.